Exhibit 99.1

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Contact:

BankUnited

Media Relations

Mary Harris: 305-817-8117
mharris@bankunited.com

Leslie Lunak to Become BankUnited’s New CFO

MIAMI LAKES, Fla., August 30, 2012 — Douglas Pauls, BankUnited’s Chief Financial Officer, will reach the end of his employment agreement on September 1, 2012. He has agreed to stay on in that role until February 28, 2013, when he will be replaced by Leslie Lunak, currently BankUnited’s Executive Vice President and Chief Accounting Officer. Ms. Lunak joined BankUnited in 2010 with over 13 years of experience in public accounting, including advising financial institutions on various topics such as mergers and acquisitions.

Commenting on the transition, John Kanas, BankUnited’s Chairman, President and Chief Executive Officer, stated, “We are extremely grateful to Doug for his years of service with us. He played an integral role in helping us transform BankUnited from a local thrift institution to a high-performing national bank. Also, we are particularly pleased to announce Leslie’s promotion, which is consistent with our policy of promoting from within the company whenever possible. Her experience, both at BankUnited and previously as a public accountant, makes her an ideal candidate for this vital position.”

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About BankUnited

BankUnited, Inc. is a bank holding company with three wholly-owned subsidiaries: BankUnited, N.A., which is one of the largest independent depository institutions headquartered in Florida by assets, BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services, and Herald National Bank, a commercial bank servicing the New York City market. BankUnited, N.A., is a national bank headquartered in Miami Lakes, Florida, with $11.8 billion of assets, more than 1,395 professionals and 95 branches in 15 counties at June 30, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook”, “believes,” “expects,” “potential,”

“continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Annual Report on Form 10-K for the year ended December 31, 2011 available at the SEC’s website (www.sec.gov).